                    CONSENT OF INDEPENDENT REGISTERED PUBLIC
                            ACCOUNTING FIRM

The Board of Trustees of
Rochester Portfolio Series:

We consent to the use in this Registration Statement of Limited Term
New York Municipal Fund (the sole portfolio constituting Rochester
Portfolio Series), of our report dated February 14, 2006, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered
Public Accounting Firm" appearing in the Statement of Additional
Information.

                              KPMG LLP

Denver, Colorado
April 28, 2006